Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our reports dated February 25, 2015 on the financial statement of Station at Mason Creek for the year ended December 31, 2012; the financial statement of The Flats@55Twelve for the year ended December 31, 2013; the financial statement of Two Addison Place for the nine months ended September 30, 2014; the financial statement of Terraces at Lake Mary for the year ended December 31, 2014; and our report dated June 8, 2015 on the financial statement of Preserve at Port Royal for the year ended December 31, 2014 in the Registration Statement on Form S-11 and related Prospectus of RiverBanc Multifamily Investors, Inc. filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ HLB Gross Collins, P.C.

Atlanta, Georgia

July 22, 2015